UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2011
TRANS1 INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33744 (Commission File Number)	33-0909022 (IRS Employer Identification No.)
301 Government Center Drive
Wilmington, North Carolina 28403
(Address of principal executive offices)
(Zip Code)
(910) 332-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
     TranS1 Inc., a Delaware corporation (the “Company”) held its 2011 Annual Meeting of Stockholders (the “Annual Meeting”) on June 2, 2011 at the Company’s headquarters located at 301 Government Center Drive, Wilmington, North Carolina 28403. At the Annual Meeting, the Company’s stockholders (i) elected James Shapiro and Paul LaViolette to serve as Class I directors of the Company until the annual meeting of stockholders in 2014 or until their successors are duly elected and qualified, (ii) ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and (iii) approved an amendment to the Company’s 2007 Stock Incentive Plan (the “Plan”), thereby increasing the number of shares of the Company’s common stock reserved for issuance under the Plan by an additional one million six hundred thousand (1,600,000) shares.
     As of April 21, 2011, the record date for the Annual Meeting, we had approximately 20,887,594 shares of common stock outstanding and entitled to vote. At the Annual Meeting, 17,018,890 shares of common stock were present in person or represented by proxy for the three proposals indicated above. The following sets forth detailed information regarding the results of the voting at the Annual Meeting:
Proposal 1: Election of Class I Directors

Director	Votes in Favor	Votes Withheld	Broker Non-Votes
James Shapiro	12,078,147	259,007	4,681,736
Paul LaViolette	12,081,747	255,407	4,681,736
Proposal 2: Ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Votes in Favor	Votes Against	Abstentions	Broker Non-Votes
16,985,213	30,725	2,952	—
Proposal 3: Approval of an amendment to the Plan, which will increase the number of shares of the Company’s common stock reserved for issuance under the Plan by an additional 1,600,000 shares.

Votes in Favor	Votes Against	Abstentions	Broker Non-Votes
12,126,572	168,283	42,299	4,681,736

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.
June 6, 2011	By:	/s/ Joseph P. Slattery
Joseph P. Slattery
Executive Vice President and Chief Financial Officer